Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-212248 and 333-231735), Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-212249), and Registration Statement on Form S-3 (File No. 333-231878) of Hertz Global Holdings, Inc. of our reports dated February 26, 2021, with respect to the consolidated financial statements of Hertz Global Holdings, Inc. and the effectiveness of internal control over financial reporting of Hertz Global Holdings, Inc. included in this Annual Report (Form 10-K) of Hertz Global Holdings, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Tampa, Florida
February 26, 2021